Exhibit 10.24

ABIOMED, INC.

DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is entered into as of November 4, 2006, by and between ABIOMED, Inc., a Danvers, Massachusetts, USA-based Corporation with principal offices at 22 Cherry Hill Drive (“Manufacturer”), and MEDIX Japan, Inc., a Koga City, Fukuoka, Japan-based company with principal offices at 361-1 Aoyagimachi (“Medix”) (“Distributor”).

RECITALS

Manufacturer is in the business of producing cardiac support devices designed to assist or replace the pumping function of the failing heart. The Distributor will obtain all necessary approvals, licenses and reimbursement authorization for the sale and marketing and distribution of Manufacturer’s products in the geographical area of Japan (the “Territory”) on the terms and conditions set forth in this agreement.

AGREEMENT

In consideration of the mutual representations, warranties, covenants and promises contained herein, Manufacturer and Distributor each agree as follows:

1.	DEFINITIONS

a)	“Products” shall mean those products listed in Exhibit A attached hereto. Products may be updated, discontinued or added by Manufacturer, at its sole discretion, provided that Manufacturer gives at least six (6) months prior written notice to Distributor (except in the event of any restrictions on product imposed by regulatory authorities for which Manufacturer will endeavor to provide prior notice but cannot commit to always being able to provide such notice). A product is “discontinued” only if Manufacturer no longer manufactures the Product for sale or distribution in the Territory.

b)	“Territory” shall mean that geographic area identified in Exhibit B attached hereto.

2.	APPOINTMENT AND AUTHORITY OF DISTRIBUTOR

a)	Appointment. Subject to the terms and conditions set forth herein, Manufacturer hereby appoints Distributor as Manufacturer’s sole and exclusive Distributor for the Products in the Territory, and Distributor hereby accept such appointment. During the term of this Agreement, Manufacturer shall not appoint any other distributor, agent or representative to sell the Products to customers in the Territory without the express permission of the Distributor, and shall not itself sell the Products to customers in the Territory.

b)	Territorial Responsibility. Distributor shall actively pursue sales opportunities and prospects to realize the maximum sales potential for the Products in the Territory.

c)

Conflict of Interest. Distributor warrants to Manufacturer that it does not currently represent or promote any lines or products that compete with the Products. During the term of this Agreement, Distributor, including its employees, officers, directors and affiliated companies, shall not, without Manufacturer’s prior written consent, represent, promote or otherwise try to sell within the Territory any lines or products that are reasonably perceived to compete with the Products covered by this Agreement. Immediately prior to the execution of this Agreement, Distributor shall provide Manufacturer with a list of the companies and products that it currently represents and shall notify Manufacturer in writing of any new companies and products at such time as its promotion of those new companies and products commences.

d)	Importer. Importer shall mean the party that, once all necessary approvals and licenses are obtained from the appropriate Ministries, holds the Shonin and is primarily responsible for maintaining and complying with all such approvals and licenses. For purposes of this Agreement, Importer is understood to be Distributor.

e)	Independent Contractors. The relationship between Manufacturer and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give Manufacturer or Distributor the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Distributor to create or assume any obligation on behalf of Manufacturer for any purpose whatsoever.

All financial obligations associated with Distributor’s business are the sole responsibility of Distributor. All sales and other agreements between Distributor and its customers are Distributor’s exclusive responsibility and shall have no effect on Distributor’s obligations under this Agreement. Distributor shall be solely responsible for, and shall indemnify and hold Manufacturer free and harmless from, any and all claims, damages or lawsuits (including Manufacturer’s attorneys’ fees) arising out of the acts of Distributor, its employees, its directors and its agents.

3.	TERMS OF PURCHASE OF PRODUCTS BY DISTRIBUTOR

a)	Terms and Conditions. All purchases of Products by Distributor from Manufacturer during the term of this Agreement shall be subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement, including Distributor’s minimum purchase commitments and Distributor’s other obligations to Manufacturer under this Agreement, will not be modified by any such agreement which might separately be reached between Distributor and any third party unless specifically agreed to in writing by Manufacturer.

b)	Prices. All prices are F.O.B. Manufacturer’s plant, currently located at the address(es) listed for Manufacturer in Exhibit C. The purchase price to Distributor for each of the Products (“Purchase Price”) shall be as set forth in Exhibit A, attached hereto. The difference between Distributor’s Purchase Price and Distributor’s selling price to its customers shall be Distributor’s sole remuneration for sale of the Products and for all other obligations of the Distributor under this Agreement. Manufacturer has the right at any time to revise the prices in Exhibit A with ninety (90) days’ advance written notice to the Distributor. Such revisions shall apply to all orders received by Manufacturer after the effective date of the revision. Price increases shall not affect unfulfilled purchase orders accepted by Manufacturer prior to the effective date of the price increase.

c)	Taxes. Distributor’s Purchase Price does not include any federal, state or local taxes that may be applicable to the Products in the Territory or otherwise. Manufacturer shall not be responsible for any taxes on the sale of the Products by Distributor to Distributor’s customers. Pricing per this Agreement represents the net cash amount to be received by Manufacturer. If Manufacturer has an obligation to collect, remit or have withheld any such taxes, duties or fees, an amount shall be added to Distributor invoice and paid by Distributor such that the net amount of cash received by Manufacturer equals the pricing per this Agreement.

d)	Order and Acceptance. All orders for Products submitted by Distributor shall be initiated by purchase orders sent to Manufacturer and requesting a delivery date during the term of this Agreement. Delivery of an order shall be considered complete when received by Manufacturer via regular mail, commercial carrier or facsimile or email; provided, however, that an order may initially be placed orally. Manufacturer shall use its reasonable best efforts to notify Distributor of the acceptance or rejection of an order and of the assigned delivery date within thirty (30) days after receipt of the purchase order. Manufacturer shall use its reasonable best efforts to deliver Products at the times specified either in its quotation or in its written acceptance of Distributor’s purchase orders.

e)	Terms of Purchase Orders. Distributor’s purchase orders submitted to Manufacturer from time to time, with respect to Products to be purchased hereunder, shall be governed by the terms of this Agreement, and nothing contained in any such purchase order shall in any way modify such terms of purchase or add any additional terms or conditions.

f)	Change Orders. Distributor may utilize written change orders without penalty for orders that have not yet been accepted by Manufacturer. For orders that have been accepted by Manufacturer, but have not yet been shipped, Distributor may utilize written change orders subject to the following conditions:

i)	Distributor may delay delivery of any accepted order, provided that the rescheduled delivery date occurs during the term of this Agreement and provided further that Distributor shall pay a rescheduling fee equal to ten percent (10%) of the Purchase Price (net of freight, taxes, and other charges) of the rescheduled Products if Distributor’s change order is received by Manufacturer less than ninety (90) days before the assigned delivery date.

Unless Manufacturer otherwise agrees, no change order shall be effective unless accompanied by the rescheduling fee, if any, required by this Subsection 3(f)(i).

ii)	Distributor may cancel any order that has been accepted by Manufacturer, provided that if the written change order is received by Manufacturer no less than ninety (90) days before the assigned delivery date or if the written change order cancels an order that has been previously rescheduled under Subsection 3 (f) (i) above, then Distributor shall pay a cancellation charge equal to fifteen percent (15%) of the net Purchase Price of the canceled Products.

iii)	Distributor MAY NOT cancel any order once Manufacturer has initiated manufacturing, to the extent such manufacturing has been initiated to fulfill such order.

g)	Payment. Full payment of Distributor’s Purchase Price for the Products and spare parts (including any freight, taxes or other applicable costs initially paid by Manufacturer but to be borne by Distributor) shall be made by Distributor to Manufacturer in US Dollars within sixty (60) days after delivery of the Products to a carrier. Manufacturer may elect, at its sole discretion, to receive payment by letter of credit made by a bank acceptable to Manufacturer or by a wire transfer made as directed by Manufacturer. All exchange, interest, banking, collection, and other charges shall be at Distributor’ expense. Any invoiced amount not paid when due shall be subject to a service charge of one-half percent (0.5%) per month.

h)	Shipping. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Manufacturer’s standard shipping cartons or containers, marked for shipment to Distributor’s address set forth above unless otherwise specified, and delivered to Distributor or its carrier agent F.O.B. Manufacturer’s manufacturing plant, at which time (subject to Subsection 3(k) below) title to such Products and risk of loss shall pass to Distributor. Manufacturer shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by Distributor. Distributor shall also bear all applicable taxes, duties and similar charges that may be assessed against the Products after delivery to the carrier at Manufacturer’s plant.

i)	Rejection of Products. Distributor shall inspect all Products promptly upon receipt thereof and may reject any Product that fails in any material way to meet the specifications set forth in Manufacturer’s current published specifications for that Product. Any Product not properly rejected within thirty (30) days after receipt of that Product by Distributor (“Rejection Period”) shall be deemed accepted. Sterile Products must be accepted or rejected within 30 days after shipment to customer from Distributor’s warehouses, but in no event later than its sterile expiration date. The sterile expiration date of a sterile Product shall not be earlier than 5 months from the end of the labeled shelf life of the Product and in any event no less than 13 months from Distributor’s receipt of said sterile Product. To reject a Product, Distributor shall, within the Rejection Period, notify Manufacturer in writing of its rejection and request a Return Goods Authorization (“RGA”) number. Manufacturer shall use its best efforts to provide the RGA number in writing to Distributor within fifteen (15) days after receipt of the Distributor’s request. Within ten (10) days after receipt of the RGA number, Distributor shall return to Manufacturer the rejected Product, freight prepaid, in its original shipping carton or container with the RGA number clearly displayed on the outside of the carton or container. Provided that Manufacturer has complied with its obligations in this Subsection 3(i), Manufacturer reserves the right to refuse to accept any rejected Product that does not bear an RGA number clearly displayed on the outside of the carton. As promptly as possible, but no later than thirty (30) working days after receipt by Manufacturer of properly rejected Products, Manufacturer shall, at its option and expense, either repair or replace the Products. Manufacturer shall pay, or reimburse, all reasonable shipping charges for properly rejected Products; otherwise, Distributor shall be responsible for the shipping charges. Delivery via commercial carrier, the post office or facsimile (“FAX”) shall be considered acceptable means of written notification for the above purposes.

j)	Return of Products After Rejection Period. After the Rejection Period, Distributor may not return a product to Manufacturer for any reason without Manufacturer’s prior written consent. For any Product for which Manufacturer gives such consent, Manufacturer shall charge Distributor a restocking fee equal to fifteen percent (15%) of Distributor’ Purchase Price for that Product and in such case shall credit the balance of the Purchase Price to Distributor account. Distributor shall be responsible for all shipping charges.

k)	Reservation of Title. Transfer of title for each Product shall occur at time of purchase. Distributor shall be responsible for all shipping charges.

l)	No Sales Outside of Territory. Resale of Products by Distributor outside designated Territory is prohibited. Any such activity is grounds for immediate termination of this Agreement by Manufacturer for cause.

4.	TRAINING. INSTALLATION. AND SERVICE

a)	Services by Distributor. Distributor shall have the responsibility to install the Products, test the installed Products, service and repair the Products, and train the customers with respect to the Products sold. The services shall be performed only by specially and properly trained personnel of Distributor and shall be prompt and of the highest quality. Distributor shall maintain a properly equipped service department as required and shall keep on hand, at all times, accessories and equipment sufficient to meet the needs of the Territory, as well as a complete and adequate supply of spare parts to properly service Products used in the Territory (in accordance with Subsection 6(d) below).

b)	Training by Manufacturer. Manufacturer shall provide reasonable sales, service, and repair training to Distributor’s personnel at periodic intervals, with the frequency and content of the training to be determined by Manufacturer. When possible, such training shall be given at a central geographic location or at Manufacturer’s facilities. In either case, Manufacturer and Distributor shall each pay their own costs for travel, food, and lodging during the training period. In addition to sales and service training, Manufacturer shall cooperate with Distributor in establishing efficient service procedures and policies.

5.	WARRANTY TO DISTRIBUTOR

a)	Standard Limited Warranty. Manufacturer warrants to Distributor that the Products sold to Distributor shall conform to Manufacturer’s published specifications and be free from material defect for a period of one year from the date of delivery for non-sterile Product, and for sterile Product, for a period equal to the longer of (1) the labeled shelf life of the sterile Product less 5 months or (2) 13 months from Distributor’s receipt of said sterile Product, subject to the limitations set forth in Subsections 5(b), 5(c) and 5(d) below. This warranty is contingent upon proper use of a Product in the application for which it was intended and does not cover Products that were modified without Manufacturer’s approval or that were subjected by the customer or by the Distributor to unusual physical or electrical stress.

b)	No Other Warranty. Except for the express warranty set forth above, Manufacturer grants no other warranties, explicit or implied, by statute or otherwise, regarding the Products, their fitness for any purpose, their quality, their merchantability, or otherwise.

c)	Limitation of Liability. Manufacturer’s liability under the warranty shall be limited to a refund of the Distributor’s purchase price. In no event shall Manufacturer be liable to Distributor for the cost of procurement of substitute goods by the Distributor or for any special, consequential or incidental damages for breach of warranty.

d)	Single-Use Product Limit. Manufacturer’s warranty with respect to single use, disposable Products shall be limited to a single use only.

6.	ADDITIONAL OBLIGATIONS OF DISTRIBUTOR

a)	Purchase Commitment. Attached hereto as Exhibit D is the minimum purchase commitment (i.e., quota) for Products to be purchased by Distributor from Manufacturer. Distributor agrees to the Minimum Purchase Requirement, as detailed in Exhibit D. Throughout the term of this Agreement, if Distributor fails to purchase its Minimum Purchase Requirement, then Manufacturer may terminate this Agreement for cause in accordance with Section 8 below. Manufacturer’s sole remedy for Distributor’s failure to purchase its Minimum Purchase Requirement is the termination of this Agreement. Products returned to Manufacturer under the provisions of Subsection 3(i) above shall not count towards the fulfillment of Distributor’s Minimum Purchase Requirement.

b)	Promotion of the Products. Distributor agrees to use its best efforts, at its own expense, to vigorously promote the sale of the Products within the Territory and to develop a market for the Products and to enhance Manufacturer’s image in the marketplace as a provider of quality medical devices. Distributor’s obligations shall include, but not be limited to, preparing promotional materials in appropriate languages for the Territory, advertising the Products in trade publications within the Territory, participating in appropriate trade shows, and directly soliciting orders from customers for the Product. At the beginning of this Agreement and the beginning of each calendar year, Distributor and Manufacturer shall mutually agree in writing on the sales promotion activities and performance criteria to be met by Distributor for that calendar year. Distributor shall provide Manufacturer with an annual analysis of the total market and realizable market for the Products in the Territory. Such information shall be provided to enable Manufacturer to assist Distributor in fully developing the market demand for the Products and in developing appropriate marketing and business plans for the mutual advantage of Distributor and Manufacturer.

Distributor shall discourage and do nothing to promote the clinical reuse of any Product intended by Manufacturer to be limited to a single patient use (i.e., a Disposable Product). In particular, Distributor agrees not to promote the reuse of any disposable Product which has not been clinically tested, licensed and approved as “reusable” or “resterilizable”.

Distributor shall also be responsible for customer education, training and technical support.

c)	Representations. Distributor shall not make any false or misleading representations to customers or others regarding Manufacturer or Products. Distributor shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with Manufacturer’s documentation accompanying the Products or Manufacturer’s literature describing the Products, including the limited warranty and disclaimers. Distributor shall not make any commitment on behalf of Manufacturer except as specifically defined in this Agreement or in writing from an authorized Manufacturer’s representative.

d)	Inventory. Distributor shall, at its own expense, maintain a sufficient inventory of the Products and of spare parts to fulfill its commitments under this Agreement.

e)	Finances and Personnel. Distributor shall maintain a net worth and working capital reasonably sufficient to allow Distributor to perform fully and faithfully its obligations under this Agreement. Distributor shall devote sufficient financial resources and technically qualified sales and service engineers to the Products to fulfill its responsibilities under this Agreement. Distributor additionally agrees to maintain qualified sales, clinical and technical personnel for the purpose of promoting and servicing the Products and agrees to provide adequate training to physicians and laboratory personnel to assist them in the proper use and maintenance of the Products.

f)	Customer and Sales Reporting. Distributor shall, at its own expense and consistent with the sales policies of Manufacturer:

i) place the Products in Distributor’s catalogues as soon as possible and feature the Products in any applicable trade show that it attends;

ii) provide adequate contact with existing and potential customers within the Territory on a regular basis, consistent with good business practice and inform Manufacturer of the names of existing customers;

iii) assist Manufacturer in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features;

iv) submit market research information, as reasonably requested by Manufacturer, regarding competition and changes in the market within the Territory;

v) keep records on all Manufacturer console technology including location, order information, services performed and any pertinent customer correspondence for an indefinite period of time, and make said records available for review by Manufacturer personnel or Manufacturer-designated individuals upon request; “console technology” includes BVS 5000, AB 5000, IMPELLA, and any new non-disposable technology that is introduced into Manufacturer’s line of products;

vi) provide Manufacturer with any clinical data gathered for Products during the investigational stage for government approval; and

vii) keep records on all Manufacturer disposable products including location, order information, expiration details and any pertinent customer correspondence for a period of three (3) years from date of product shipment, and make said records available for review by Manufacturer personnel or Manufacturer-designated individuals upon request; “disposable products” includes BVS Blood Pump Sets, Cannula, AB Ventricles, IMPELLA RECOVER LP 2.5 Pump, IMPELLA RECOVER LP 5.0 Pump, and any new disposable technology that is introduced into Manufacturer’s line of products.

g)	Import and Export Requirements. Distributor shall, at its own expense, secure any and all required licenses and approvals by any government other than the United States of America and all required private and public health registrations and reimbursement for the implementation, execution and performance of the Agreement.

In particular, this includes responsibility for conducting, coordinating of and completing any necessary Homologation trial (CHIKEN) and includes all necessary and legal physician compensation and collaboration related thereto. In addition, this includes but is not limited to payment of all import and export licenses and permits, customs charges and duty fees. Distributor shall obtain all necessary documents or licenses and shall comply with all applicable laws, including, if required, registration of this Agreement. Distributor shall notify Manufacturer of all permits, approvals and registrations obtained by it and shall provide Manufacturer with copies of all material documents related thereto. Distributor represents and warrants that it has obtained, or will obtain prior to commercial release, all required licenses and approvals of the Japanese Government in connection with this Agreement. With respect to obtaining the required approvals (the Shonin) for distribution and sales of the AB5000 Console and the AB5000 Ventricle within the Territory, it is anticipated that such approvals will be received for the AB5000 Console and AB5000 Ventricle according to the milestone dates set forth in Exhibit E, and that reimbursement approvals will be received within eighteen (18) months of the date that the Shonin is received.

With respect to obtaining the required licenses and approvals, including reimbursement approval for distribution and sales of the IMPELLA Console, the IMPELLA RECOVER LP 2.5 and the IMPELLA RECOVER LP 5.0 Pumps, Distributor is responsible for the following steps:

i) Consult with the Japanese regulatory authorities prior to the start of the clinical trial;

ii) Design and establish the clinical trial in accordance with the regulatory path agreed upon among the regulatory authorities, Manufacturer, and Distributor;

iii) Enroll patients in and manage the clinical trials beginning no later than three (3) months after submission;

iv) Prepare the application and submit to PMDA within six (6) months of the final implantation in patients in the clinical trial;

v) Support the PMDA application through regulatory review and examination;

vi) Obtain PMDA approval no later than the milestone dates set forth in Exhibit E; and

vii) Upon obtaining PMDA approval, begin marketing and distribution of devices.

Distributor will cover all clinical and regulatory costs associated with any required clinical trials, regulatory submissions and receiving reimbursement approval. Manufacturer will provide the IMPELLA RECOVER LP 2.5 and LP5.0 Pumps required for the clinical trials free of charge. Distributor will purchase the required IMPELLA Consoles at a per-console cost as set forth in Exhibit A.

Except for appropriately approved demonstration/test Products, Distributor shall not import or market the Products in Japan until the required licenses and approvals of the Japanese Government have been granted for any particular product. Distributor shall submit to Manufacturer copies of all documents, material, information or data which were attached to the applications for approval, amendment to approval, reexamination, report or reevaluation filed by Distributor with the Japanese Government in connection with the Products and other documents, material, information or data which are the basis for such documents, material, information or data or which are relating to quality, efficiency or safety of the Products (the “Application Documents”). Distributor understands that Manufacturer is subject to regulation by agencies of the U.S. Government, including the U.S. Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. Distributor warrants that it will comply in all respects with the export and re-export restrictions set forth in the export license for every Product shipped to Distributor.

h)	Limitation on Distributor and Distributor’s Rights to the Products. Distributor shall not have access to nor rights in the source codes of any software included in the Products. Distributor shall have no right to copy, modify or re-manufacture any Product or part thereof.

7.	ADDITIONAL OBLIGATIONS OF MANUFACTURER

a)	Materials. Manufacturer shall promptly provide Distributor with marketing and technical information concerning the Products as well as reasonable quantities of brochures, instructional material, advertising literature, reasonable sample allotment, and other Product data, with all such material printed in the Japanese language.

b)	Response to Inquiries. Manufacturer shall promptly respond to all inquiries from Distributor concerning matters pertaining to this Agreement.

c)	Testing. Manufacturer shall test all non-disposable Products before shipment to Distributor.

d)	Delivery Time. Manufacturer shall minimize delivery time as much as possible and use its reasonable efforts to fulfill delivery obligations as committed in acceptances.

e)	Territorial Inquiries. Manufacturer shall submit to Distributor any purchase inquiry originating from the Territory rather than answering the inquiry directly.

f)	Quotations to Exporters. Manufacturer shall refrain from giving quotations to exporters for Products to be shipped to the Territory.

8.	TERM AND TERMINATION

a)	Term. This Agreement shall continue in force from the date of execution of this Agreement for a period of sixty (60) months (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew without notice for successive terms of one (1) year unless written notice not to renew the Agreement is given by either party to the other not less than thirty (30) days before the expiry of the then current term.

b)	Termination for Cause. If Manufacturer defaults in the performance of any provision of this Agreement, then Distributor may give written notice to Manufacturer that if the default is not cured within thirty (30) days, the Agreement will be terminated for cause. If Distributor defaults in the performance of any provision of this Agreement, other than a payment provision, then Manufacturer may give written notice to Distributor that if the default is not cured within thirty (30) days, the Agreement will be terminated for cause. If Distributor defaults in the performance of a payment provision, then Manufacturer may give written notice to Distributor that if the default is not cured within ten (10) days, the Agreement will be terminated for cause. If the non-defaulting party gives such notice and the default is not cured during the applicable period, then the Agreement shall automatically terminate at the end of that period.

c)	Termination for Failure to Meet Regulatory Milestones. If Distributor fails to achieve the regulatory milestones outlined in the attached Exhibit E (hereinafter referred to as “Regulatory Milestones”) then Manufacturer may choose to terminate this Agreement. Under such circumstances, Manufacturer agrees to provide Distributor with sixty (60) days’ advance written notice of its intention to terminate this Agreement if said failure is not cured during that period of time. Notwithstanding the foregoing, Manufacturer may not terminate this Agreement for Distributor’s failure to achieve the Regulatory Milestones if such failure is due solely to the failure of Manufacturer to provide necessary and reasonable information or take necessary and reasonable actions required in connection with the regulatory process which Distributor specifically and clearly requested from Manufacturer in writing with sufficient notice to comply with such request for action or information and if such failure does in actual fact negatively impact the regulatory approval timeline.

d)	Termination for Insolvency. This Agreement shall terminate, without notice, (i) upon the institution by or against Distributor of insolvency, receivership or bankruptcy proceedings, or any other proceedings for the settlement of Distributor’s debts, (ii) upon Distributor making an assignment for the benefit of creditors, or (iii) upon Distributor’s dissolution or ceasing to do business.

e)	Fulfillment of Orders Upon Termination. Upon termination of this Agreement for reasons other than Distributor’s breach or insolvency, Manufacturer shall continue to fulfill, subject to the terms of Section 3 above, all orders accepted by Manufacturer prior to the date of termination. Manufacturer has no obligation to accept orders for delivery or payment beyond the term of this Agreement

f)	Return of Materials. All trademarks, trade names, patents, copyrights, designs, drawings, trial and clinical data, formulas or other data, photographs, samples, literature, and sales aids of every kind related to the Products and produced by the Manufacturer shall remain the property of Manufacturer. Within thirty (30) days after the termination of this Agreement, Distributor shall prepare all such items in its possession for shipment, as Manufacturer may direct, at Manufacturer’s expense. Distributor shall not make, use, dispose of, or retain any copies of any confidential items or information which may have been entrusted to it. Effective upon the termination of this Agreement, Distributor shall cease to use all trademarks, marks, and trade names of Manufacturer, provided however, that Distributor may use such trademarks, marks and trade names for a period of six (6) months in connection with its disposition of its remaining inventory of the Product, if any.

g)	Limitation on Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Manufacturer or Distributor. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

h)	Government Approvals. Immediately upon termination of this Agreement for any reason, all government approvals, including, without limitation, the Shonin itself, and Application Documents related thereto, shall be transferred and delivered to, and shall inure to the benefit of and for use by the Manufacturer, or to a Manufacturer’s designated assignee, to the extent that this is permissible under applicable law, and Distributor agrees to assist Manufacturer in such transfer. If such transfer is not permitted under applicable law, Distributor agrees to cooperate with the cancellation of Distributor’s government approvals and the re-issuance thereof to Manufacturer or Manufacturer’s designee. Distributor shall promptly return to Manufacturer all data and information relating to such Products including, but not limited to, the Application Documents and make no further use thereof.

Upon termination of this Agreement for any reason, unless Distributor’s government approvals are legally transferred to Manufacturer or its designee, or unless these approvals are in the process of being transferred to Manufacturer or its designee, Distributor shall immediately file a notification of cancellation of approval with the Japanese Government and send a complete copy of the filing to Manufacturer.

i)	Survival of Certain Terms. The provisions of Sections 3(g), 3(j), 3(k), 5, 6(c), 6(h), 8, 9, 10, 11, 12 and 13 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

9.	LIMITATION ON LIABILITY

MANUFACTURER’S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE PRODUCTS SHALL BE LIMITED TO THE AMOUNT PAID BY THE CUSTOMER FOR THE PRODUCTS. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS. IN NO EVENT SHALL MANUFACTURER BE LIABLE TO DISTRIBUTOR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY.

10.	PROPERTY RIGHTS AND CONFIDENTIALITY

a)	Property Rights. Distributor agrees that Manufacturer owns all right, title and interest in the product lines that include the Products and all of Manufacturer’s patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement, for any reason, such authorization shall cease, except as provided in Subsection 8(f) above.

b)	Sale Conveys No Right to Manufacture or Copy. The Products are offered for sale and are sold by Manufacturer subject in every case to the condition that such sales do not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products. Distributor shall take appropriate steps with its customers, as Manufacturer may request, to inform them of and assure compliance with the restrictions contained in this Subsection 10(b).

c)	Confidentiality. Distributor acknowledges that by reason of its relationship to Manufacturer hereunder, it has access to certain information and materials concerning Manufacturer’s business, plans, customers, technology, and products that are confidential and of substantial value to Manufacturer, which value would be impaired if such information were disclosed to third parties. Distributor agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Manufacturer, except as contemplated by this Agreement. Distributor shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Distributor, Manufacturer shall advise whether or not it considers any particular information or materials to be confidential and Distributor shall not publish any technical description of the Products beyond the description published by Manufacturer (except to translate that description into appropriate languages for the Territory). In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any confidential information of Manufacturer, and Distributor shall not manufacture, or have manufactured any devices, components or assemblies utilizing any of Manufacturer’s confidential information.

11.	TRADEMARKS AND TRADE NAMES

a)	Use. During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized Distributor of the Products and to advertise (within the Territory) such Products under the trademarks, marks, and trade names that Manufacturer may adopt from time to time. Distributor may not alter or remove any of Manufacturer’s Trademarks applied to the Products at the factory. Except as set forth in this Section 11, nothing contained in this Agreement shall grant to Distributor any right, title or interest in Manufacturer’s Trademarks. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge Manufacturer’s Trademarks or the registration thereof, or attempt to register any trademarks, marks or trade names confusingly similar to those of Manufacturer.

b)	Approval of Representations. All representations of Manufacturer’s Trademarks that Distributor intends to use shall first be submitted to Manufacturer for approval of design, color, and other details or shall be exact copies of those used by Manufacturer. If any of Manufacturer’s Trademarks are to be used in conjunction with another trademark on or in relation to the Products, then Manufacturer’s mark shall be presented equally legibly, equally prominently, and of greater size than the other, but nevertheless separated from the other, so that each appears to be a mark in its own right, distinct from the other mark.

12.	PATENT, COPYRIGHT, AND TRADEMARK INDEMNITY

a)	Indemnification. Distributor agrees that Manufacturer has the right to defend, or at its option to settle, and Manufacturer agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against Distributor or its customer on the issue of infringement of any patent, copyright or trademark by the Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Manufacturer shall have sole control of any such action or settlement negotiations, and Manufacturer agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Distributor or its customer on such issue in any such suit or proceeding defended by Manufacturer. Distributor agrees that Manufacturer at its sole option shall be relieved of the foregoing obligations unless Distributor or its customer notifies Manufacturer promptly in writing of such claim, suit or proceeding and gives Manufacturer authority to proceed as contemplated herein, and, at Manufacturer’s expense, gives Manufacturer proper and full information and assistance to settle and/or defend any such claim, suit or proceeding. If the Products, or any part thereof, are, or in the opinion of Manufacturer may become, the subject of any claim, suit or proceeding for infringement of any patent, copyright or trademark, or if it is judicially determined that the Products, or any part thereof, infringe any patent, copyright or trademark, or if the sale or use of the Products, or any part thereof, is, as a result, enjoined, then Manufacturer may, at its option and expense either: (i) procure for Distributor and its customers the right under such patent, copyright or trademark to sell or use, as appropriate, the Products or such part thereof; or (ii) replace the Products, or part thereof, with other suitable Products or parts; or (iii) suitably modify the Products, or part thereof; or (iv) if the use of the Products, or part thereof, is prevented by injunction, remove the Products, and refund the aggregate payments paid therefore by Distributor, less a reasonable sum for use and damage. Manufacturer shall not be liable for any costs or expenses incurred without its prior written authorization.

b)	Limitation. Notwithstanding the provisions of Subsection 12(a) above, Manufacturer assumes no liability for (i) infringements covering completed equipment or any assembly, circuit, combination, method or process in which any of the Products may be used, but not covering the Products when used alone; (ii) trademark infringements involving any marking or branding not applied by Manufacturer or involving any marking or branding applied at the request of Distributor; or (iii) infringements involving the modification or servicing of the Products, or any part thereof, unless such modification or servicing was done by Manufacturer.

c)	Entire Liability. The foregoing provisions of this Section 12 state the entire liability and obligations of Manufacturer and the exclusive remedy of Distributor and its customer, with respect to any alleged infringement of patents, copyrights, trademarks or other intellectual property rights by the Products or any part thereof.

13.	GENERAL PROVISIONS

a)	Governing Law and Jurisdiction. This Agreement shall be governed, construed and enforced under the internal laws of the Commonwealth of Massachusetts, U.S.A. If any provision of this Agreement is held to be unenforceable, the remaining portion of the Agreement shall remain in full force and effect. Manufacturer and Distributor agree to consider arbitration as a means of resolving any disputes hereunder which can not be otherwise resolved. Without limitation to the foregoing, it is understood that the United Nations conventions shall not govern this Agreement.

b)	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and replaces and supersedes all prior discussions, letters and agreements between Manufacturer and Distributor. No modification nor amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by a duly authorized representative of the party to be bound thereby.

c)	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown at the beginning of this Agreement, or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail.

d)	Force Majeure. Non-performance of either party shall be excused to the extent that performance is rendered impossible by strike, insurrection, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of, and is not caused by, the negligence of the non-performing party.

e)	Parties Include Affiliates. For purposes of this Agreement, Manufacturer shall include ABIOMED, Inc., and all majority-owned subsidiaries, including Impella CardioSystems, Gmbh, and any other controlled companies of ABIOMED, Inc.

f)	Nonassignability and Binding Effect. A mutually agreed consideration for Manufacturer’s entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Distributor under its present ownership, and, accordingly, Distributor agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of Manufacturer. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

g)	Legal Expenses. The prevailing party in any legal action or arbitration brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorney’s fees.

h)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

ABIOMED, Inc.	Medix Japan, Inc.

/s/ Michael R. Minogue	/s/ Yasuhiro Matsuoka
Name: Michael R. Minogue	Name: Yasuhiro Matsuoka
Title: President	Title: President
Date: 6th Nov 2006	Date: November 4, 2006